EXHIBIT 12

September __, 1998

DG Investor Series
5800 Corporate Drive
Pittsburgh, PA  15237-7010

The Infinity Mutual Funds, Inc.
3435 Stelzer Road
Columbus, OH  43219-3035

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by each Agreement and Plan of Reorganization, substantially in the form included as Appendix C to the Registration Statement on Form N-14 of The Infinity Mutuals Funds, Inc. (Reg. No. 333-___) (the "Registration Statement"), between DG Investor Series, on behalf of each of DG Equity Fund, DG Government Income Fund, DG International Equity Fund, DG Limited Term Government Income Fund, DG Municipal Income Fund, DG Opportunity Fund, DG Prime Money Market Fund and DG Treasury Money Market Fund (each, an "Acquired Fund"), and The Infinity Mutual Funds, Inc., on behalf of each of ISG Large Cap Equity Portfolio, ISG Government Income Portfolio, ISG International Equity Portfolio, ISG Limited Duration U.S. Government Portfolio, ISG Municipal Income Portfolio, ISG Small Cap Opportunity Portfolio, ISG Prime Money Market Portfolio and ISG U.S. Treasury Money Market Portfolio (each, an "Acquiring Fund").

DG Investor Series is a Massachusetts business trust and is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). Each Acquired Fund is a series (within the meaning of Section 851(g) of the Internal Revenue Code of 1986, as amended (the "Code")) of DG Investor Series. The Infinity Mutual Funds, Inc. is a corporation organized under the laws of the State of Maryland and is registered with the SEC as an open-end management investment company under the 1940 Act. Each Acquiring Fund is a series (within the meaning of Section 851(g) of the Code) of The Infinity Mutual Funds, Inc.

In rendering this opinion, we have examined each Agreement and Plan of Reorganization, the Registration Statement, the Prospectuses and Statements of Additional Information of each Fund, incorporated by reference into the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of each Fund. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreements and Plans of Reorganization, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

Based on the foregoing, it is our opinion that for Federal income tax purposes:

         (a) The transfer of all of the respective Acquired Fund's assets in exchange solely for the corresponding Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Acquired Fund, followed by the Acquired Fund's distribution of those shares to the Acquired Fund Shareholders constructively in exchange for their Acquired Fund shares, will constitute a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code with respect to DG Limited Term Government Income Fund, DG Prime Money Market Fund and DG Treasury Money Market Fund, and Section 368(a)(1)(F) of the Code with respect to DG Equity Fund, DG Government Income Fund, DG International Equity Fund, DG Municipal Income Fund and DG Opportunity Fund;

         (b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Acquired Fund;

         (c) No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Acquired Fund or upon the subsequent distribution (whether actual or constructive) of the Acquiring Fund Shares to Acquired Fund Shareholders in constructive exchange for their shares of the Acquired Fund;

         (d) No gain or loss will be recognized by Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares;

         (e) The aggregate tax basis for the Acquiring Fund Shares received by an Acquired Fund Shareholder pursuant to the reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the reorganization, and the holding period of the Acquiring Fund Shares to be received by the Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such Shareholder (provided the Acquired Fund shares were held as capital assets on the date of the reorganization); and

         (f) The tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the registration and qualification of the Acquiring Fund or the Acquiring Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.


Very truly yours,


STROOCK & STROOCK & LAVAN LLP